January 12, 1996




Tidewater Inc.
1440 Canal Street
New Orleans, Louisiana 70112

Gentlemen:

     We have acted as counsel to Tidewater Inc. ("Tidewater") in connection with the proposed transaction described below and have been requested to issue our opinion as to certain of the federal income tax consequences of that transaction.

     In connection with the foregoing, we have examined the Agreement and Plan of Merger among Tidewater, Tidewater Expansion, Inc. ("Expansion"), and Hornbeck Offshore Services, Inc. ("Hornbeck"), dated as of December 21, 1995 (together with the exhibits, schedules and appendices thereto, the "Plan"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

     The Boards of Directors of Tidewater, Expansion and Hornbeck have determined that it is desirable and in the best interests of their respective corporations and stockholders that Expansion merge into Hornbeck in accordance with the laws of the State of Delaware (the "Merger"), that the separate existence of Expansion shall cease and that Hornbeck shall become a wholly-owned subsidiary of Tidewater. All of the outstanding shares of Hornbeck Common Stock, $.10 par value per share ("Hornbeck Common Stock"), will be exchanged for and converted into and become .667 (as adjusted pursuant to the Plan) shares of Tidewater voting common stock, $.10 par value ("Tidewater Common Stock"). Cash will be issued in lieu of the issuance of any fractional share of Tidewater Common Stock to which a holder of Hornbeck Stock may be entitled.

     The opinions contained herein are based upon the representations and statements contained in the aforementioned documents and are limited in all respects to matters of federal income tax law. In rendering our opinion, we have assumed the following: (i) the Merger will be consummated in accordance with the provisions of the Plan, (ii) the statements concerning the Merger set forth in the Plan (including the purposes of the parties for consummating the Merger) are accurate and complete, and (iii) the representations made to us by Tidewater, Expansion, Hornbeck and the stockholders of Hornbeck in their respective Officer's Certificates (the "Certificates") dated of even date with this letter and delivered to us for purposes of this opinion are accurate and complete.

     Based upon the foregoing, and having considered the applicable federal income tax law as it exists on the date hereof, we are of the opinion that:

     (1) The Merger qualifies as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") which is not disqualified by reason of the fact that Tidewater Common Stock is used in the transaction. Section 368(a)(2)(E) of the Code.

     (2) Each of Tidewater, Expansion and Hornbeck will be parties to reorganization as defined in Section 368(b) of the Code.

     No opinion is expressed as to any other aspect of the Merger other than the opinions set forth above. These opinions represent our conclusions as to the application of existing law to the facts of the proposed Merger. There can be no assurance that contrary positions may not be successfully asserted by the Internal Revenue Service, or that a court considering any issue would not hold otherwise. Moreover, no opinion is rendered with respect to the effect, if any, that pending or future legislation may have on any of the foregoing matters.

     This opinion is based on various statutory provisions, regulations promulgated thereunder, and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters as of and effective on the date hereof, any one or more of which are subject to change either prospectively or retroactively.

     This opinion is rendered for the sole benefit of Tidewater and its stockholders and is not to be used, circulated or otherwise referred to in connection with any transaction other than those contemplated by the Plan and the Merger.


                                        Sincerely,



                         /s/  JONES, WALKER, WAECHTER, POITEVENT,
                                   CARRERE & DENEGRE, L.L.P.

                              JONES, WALKER, WAECHTER, POITEVENT,
                                   CARRERE & DENEGRE, L.L.P.